Exhibit 10.1

SEPARATION, CONSULTING AND RELEASE AGREEMENT

This Separation, Consulting and Release Agreement (this “Agreement”), delivered October 4, 2022, confirms the following understandings and agreements between PharmaCyte Biotech, Inc. (“Company”) and Kenneth L. Waggoner (“you” or “your”).

In consideration of the promises set forth herein, you and the Company agree as follows:

1.              Opportunity for Review; Acceptance.

(a)            You have until 5:00 P.M. Pacific Standard Time on October 25, 2022 (“Review Period”), to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to Joshua Silverman (“Company Representative”), by email (jsilverman@parkfieldfund.com). You acknowledge that, to the extent there are changes made to the terms of this Agreement, whether they are material or immaterial, the Review Period is not recommenced.

(b)           Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of your execution of this Agreement (“Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying the Company Representative, in writing, as specified above. To be effective, such revocation must be received by the Company Representative no later than 5:00 P.M. Pacific Standard Time on the seventh (7th) calendar day following your execution of this Agreement. Provided that this Agreement is executed during the Review Period, and you do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Agreement is executed and delivered to the Company shall be its effective date (“Effective Date”). In the event that you fail to execute and deliver this Agreement prior to the expiration of the Review Period, this Agreement will be null and void and of no effect, and neither the Company nor any other member of the Company Group (as defined below) will have any obligations hereunder. In the event that you revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

2.              Employment Status; Accrued Benefits; and Separation Benefits.

(a)           Employment Status. You acknowledge and agree that your employment with the Company and its direct and indirect subsidiaries and affiliates (collectively, with the Company, “Company Group”), will terminate effective as of the close of business on October 6, 2022 as a result of your voluntary resignation (“Separation Date”), and after the Separation Date, you will not represent yourself as being an employee, officer, director, agent, or representative of the Company or any other member of the Company Group. You hereby confirm your resignations from all offices, directorships, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Company Group effective as of the Separation Date, including as a member of the Board of Directors of the Company (“Board”), and your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations. You agree that within five (5) business days following the Separation Date, you will update your accounts or profiles on any social media platform (including, but not limited to, Facebook, Twitter or LinkedIn) to reflect that you are no longer actively employed by or affiliated with the Company.

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(b)           Accrued Benefits. The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all employee benefit plans and programs or arrangements sponsored by or through the Company and any other member of the Company Group. You will be paid for (i) all of your earned but unpaid salary through the Separation Date on or prior to the Company’s next regularly scheduled payroll date on or following the Separation Date, or earlier to the extent otherwise required by applicable law, (ii) any reasonable business expenses incurred by you prior to the Separation Date and properly submitted in accordance with the Company’s policies and procedures as of the Separation Date and which are set forth on Exhibit A. In addition, you will be entitled to continued medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at your sole expense, and additional information concerning such benefits will be provided to you under separate cover following the Separation Date.

(c)            Separation Benefits. In consideration of your release and waiver of claims set forth in paragraph 3 and subject to your execution and delivery of this Agreement, and non-revocation thereof, and continued compliance with this Agreement, you will receive a lump sum payment equal to $216,667 within five (5) business days following the Effective Date (the “Consideration”).

(d)           Full Discharge. You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 2 are in full satisfaction and discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations (i) arising under that certain Amended and Restated Executive Compensation Agreement, by and between you and the Company, dated May 8, 2022 (“Employment Agreement”), (ii) arising under any other alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group, (iii) arising under any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any severance or similar plan or policy), subject to the terms and conditions of such plan(s)), and (iv) in respect of any unvested equity awards and any commitment or promise by the Company or the Board to grant you an equity award of the Company, whether vested or unvested as of the date hereof, or to recommend to the stockholders of the Company approval to grant you an equity award of the Company, including without limitation the option to purchase 529,000 shares of common stock of the Company and 150,800 restricted stock units approved by the Board on April 14, 2022 (collectively, the “2022 Grant”). Notwithstanding the foregoing, nothing in this Agreement shall be construed to forfeit, or restrict the option to purchase 15,000 shares of common stock of the Company and 23,000 restricted stock units previously granted to you. You further acknowledge and agree that as of the Separation Date, you do not have any accrued but unused paid time off.

(e)            Taxes. The Consideration is subject to withholding for all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

3.              Release and Waiver of Claims.

(a)            As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

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(b)            For and in consideration of the Consideration described in paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, spouses, executors and assigns, as of the date hereof, do fully and forever release, remise and discharge each member of the Company Group and their successors and assigns, together with their respective current and former officers, directors, partners, members, stockholders (including any management company of a stockholder), employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company or any member of the Company Group, or your role as a stockholder of the Company, officer, or former member of the Board (including without limitation any claims to advancement or indemnification), whether for tort, breach of express or implied employment contract, breach of fiduciary duty, intentional infliction of emotional distress, retaliation, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation, in each case, whether brought in your individual capacity or derivatively on behalf of the Company or another person. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under an employee pension benefit plan of the Company Parties), and any Federal, state or foreign securities laws, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. You intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which you also hereby expressly waive.

(c)            You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to fully and forever release, remise and discharge all claims which you had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Agreement, you expressly waive and release any provision of law that purports to limit the scope of a general release, including any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state, to the extent applicable), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(d)            You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.

(e)            Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, you are not releasing any claims relating to: (i) your rights with respect to payment of amounts under this Agreement; (ii) your right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your right to elect COBRA continuation coverage); (iii) any claims that cannot be waived by law or that arise after the date on which you execute this Agreement; (iv) any rights or claims under the ADEA that may arise after the date that you execute this Agreement; or (v) your right to directors and officers liability insurance, as provided by, and in accordance with the terms of, applicable law and the Company’s governing documents. For the avoidance of doubt, you acknowledge and agree that the release contained in this Agreement includes all claims relating to or arising from the 2022 Grant.

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(f)             You acknowledge and agree that, by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 3. Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

(g)            You acknowledge and agree that as of the date of this Agreement, you have reported all accidents, injuries or illnesses relating to or arising from your employment with the Company or the Company Group and that you have not suffered any on-the-job injury or illness for which you have not yet filed a claim.

4.              Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a)            are able to read the language, and understand the meaning and effect, of this Agreement;

(b)            have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)            are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had against the Company Parties, and because of your execution of this Agreement;

(d)            acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration;

(e)            had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(f)             understand that, by entering into this Agreement, you do not waive rights or claims under the ADEA that may arise after the date you execute this Agreement;

(g)            have not relied upon any representation or statement not set forth in this Agreement made by the Company Group or any of its representatives;

(h)            were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(i)             have signed this Agreement knowingly and voluntarily.

5.              No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file or encourage or assist anyone else in filing, a complaint, charge or lawsuit against any of the Company Parties. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit. This paragraph 5 shall not apply, however, to any non-waivable right to file a charge with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or similar state agency; provided, however, that if the EEOC or similar state agency pursues any claims relating to your employment with the Company or any member of the Company Group, you agree that you shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Agreement and the Consideration will control as the exclusive remedy and full settlement of all such claims by you, to the maximum extent permitted by law.

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6.              Post-Termination Consulting Services.

(a)            Consulting Period. You agree that during the twelve (12) month period immediately following the Separation Date (“Consulting Period”), you will serve as an independent contractor of the Company and will facilitate the orderly transfer of work to other employees of the Company, including to a new Chief Executive Officer of the Company. In furtherance of the foregoing, during the Consulting Period, you specifically agree to cooperate with members of the Board, management, external counsel to the Company, your direct reports and other employees of the Company Group, transfer account information, provide information, answer questions, assist the Company in the negotiation of invoices, and provide guidance as reasonably requested by such aforementioned persons relating to any matter on which you will have worked prior to the Separation Date or of which you have knowledge (“Consulting Services”). You agree to perform the Consulting Services as and when reasonably requested by the Company from time to time from your home office, and will not be required to travel on behalf of the Company to perform the Consulting Services. You agree to perform the Consulting Services in good faith, and during the Consulting Period, you agree to abide by the Company’s policies as may be in place from time to time. You may not assign your rights or delegate your obligations under this paragraph 6 either in whole or in part without the prior written consent of the Company.

(b)            Consulting Fee; Expenses. In consideration for your provision of the Consulting Services in accordance with the terms of this Agreement, you will be entitled to receive $433,333, payable in twelve (12) installments at the end of each month of the Consulting Period in arrears (“Consulting Fee”).

(c)            Termination. The obligations under this paragraph 6 will automatically expire on the last day of the Consulting Period without further obligation by either party under this paragraph 6. Notwithstanding the foregoing, the Company may terminate the Consulting Period upon your material breach of any provision of this Agreement or the Restrictive Covenants (as defined below); provided, that prior to such termination, you will be provided notice from the Company setting forth in reasonable detail the basis on which the Company is terminating the Consulting Period and, if the condition is curable, you will then have fifteen (15) business days from receipt of such notice during which you may remedy the condition. If full cure is made by you within such fifteen (15) business day cure period, as determined by the Board, your engagement will be deemed to have continued under and subject to the provisions of this paragraph 6 for the remainder of the Consulting Period.

(d)           Taxes; Independent Contractor Status. During the Consulting Period, you shall be an independent contractor and not an employee of the Company, and shall have no right or authority to make or undertake any promise, warranty, or representation or to execute any contract or otherwise assume any obligation or responsibility, in the name of the Company or any member of the Company Group. As an independent contractor providing the Consulting Services, you will be solely responsible for remitting to the applicable taxing authorities all applicable taxes payable in respect of amounts payable to you under paragraph 6(b) above, and the Company will not withhold for taxes from any such amounts. In addition, you understand and agree that you are not eligible by virtue of your engagement as a consultant hereunder to participate in any of the employee benefit plans and programs or arrangements of the Company Group, including, without limitation, any bonus, stock option, pension, profit sharing, medical, dental, disability or life insurance or similar benefits provided to employees of the Company Group (which participation shall have terminated as of the Separation Date), or in any vacation or illness payments, except as set forth in the Consideration in Section 2(c) and the option to purchase 15,000 shares of common stock of the Company and 23,000 restricted stock units previously granted to you. In the event that this consulting arrangement is reclassified as employment by any governmental agency or court, you further agree that you will not seek to participate in or benefit from any of the employee benefit plans or programs of the Company Group as a result of such reclassification. You agree that, during and after the Consulting Period, you will indemnify, defend and hold the Company harmless from all taxes, interest, penalties, damages, liabilities, losses and expenses, including reasonable legal fees and expenses of attorneys and other professionals, arising from your failure or alleged failure to make the required reports and payments for applicable taxes. In addition, during and after the Consulting Period, you will indemnify, defend and hold the Company harmless with respect to any amounts that you may be required to pay to any taxing authority as required withholding or the employer portion of any employment taxes due as a result of any claim by such taxing authority that you were an employee of the Company, including, without limitation, any interest or penalties imposed as a result of such claim.

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7.              No Re-Employment. You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group. You affirmatively agree not to seek further employment with the Company or any other member of the Company Group. You acknowledge that if you re-apply for or seek employment with the Company or any other member of the Company Group, the Company’s or any other member of the Company Group’s refusal to hire you based on this provision will provide a complete defense to any claims arising from your attempt to apply for employment.

8.             Company Release. For and in consideration of your release of claims against the Company Parties as set forth in paragraph 3 above, the Restrictive Covenants and other good and valuable consideration, the Company, for and on behalf of the Company Group, as of the date hereof, does fully and forever release, remise and discharge you and your heirs, administrators and assigns from any and all claims whatsoever up to the date hereof which it had, may have had, or now has against you, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company or any member of the Company Group, but excluding (i) claims with respect to any obligation under this Agreement, the Restrictive Covenants or the governing documents of the Company Group; (ii) any claims that cannot be waived by law; (iii) claims that are based upon any of your acts that involve fraud, misappropriation, embezzlement, or theft, in each case, of which the Board does not have knowledge of as of the date hereof; and (iv) cross-claims in any stockholder derivative lawsuit. The Company intends the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims to be construed as broadly as possible, and hereby incorporates in this release similar federal, state or other laws, all of which the Company also hereby expressly waives. The Company understands and agrees that claims or facts in addition to or different from those which are now known or believed by the Company to exist may hereafter be discovered, but it is the Company’s intention to fully and forever release, remise and discharge all claims which it had, may have had, or now has against you, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Agreement, the Company expressly waives and releases any provision of law that purports to limit the scope of a general release.

9.              Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

10.           Severability; Third-Party Beneficiaries. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. You acknowledge and agree that each of the Company Parties shall be a third-party beneficiary to the releases set forth in paragraph 3 above, with full rights to enforce this Agreement and the matters documented herein.

11.            Non-Disparagement. You agree that you will make no disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, employees, members, stockholders (including any management company of a stockholder), or affiliates in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group. The Company agrees to direct the Company’s current directors and executive officers not to make any disparaging or defamatory comments regarding you in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group. Your obligations under this paragraph 11 extend to, but are not limited to, text messages, e-mail communications, and comments or postings on blogs, comment boards or social media websites including, but not limited to, Facebook, Twitter or LinkedIn. Further, nothing in this Agreement prohibits you from speaking with law enforcement, the EEOC, any state or local division of human rights or fair employment agency, or your attorney. This paragraph 11 shall not prevent the truthful testimony by any individual or entity in a legal proceeding or pursuant to a governmental, administrative or regulatory investigation.

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12.            Cooperation.

(a)            You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph 12(a).

(b)            You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt written notice of such request to the Company Representative, in writing, as specified above (or the Company Representative’s successor or designee), unless otherwise permitted by law, and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph 12(b).

13.           Affirmation of Continuing Obligations. You hereby acknowledge and agree that the execution of this Agreement does not alter your obligations to any member of the Company Group under any confidentiality, non-compete, non-solicit, invention assignment, or similar agreement or arrangement to which you are a party with any member of the Company Group (including, without limitation, the obligations set forth in Sections 5-7 of your Employment Agreement (collectively, “Restrictive Covenants”)), which obligations are hereby incorporated into this Agreement and shall survive the termination of your employment with the Company, and you hereby acknowledge, reaffirm and ratify your continuing obligations to the Company Group pursuant to such agreements or arrangements. You further hereby acknowledge that your continued compliance with these obligations is a condition of the Company’s agreement to engage you as a consultant during the Consulting Period, and upon any breach of the Restrictive Covenants, the Company shall have grounds to terminate the Consulting Period, subject to the cure right contained in paragraph 6.

14.            Return of Property. You agree that you will promptly return to the Company, and you will retain no copies of, all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, keys, credit card, identification card or badge, access card, employee handbook, disks, data files, thumb drives, and/or voicemail code and other office equipment, it being understood that you may retain your Company-provided iPhone and laptop in order to perform the Consulting Services, and following the end of the Consulting Period, you will promptly return such property to the Company. Except as may be necessary to provide the Consulting Services, if you discover after the Separation Date that you have retained any proprietary and/or confidential information (including, without limitation, proprietary and/or confidential information contained in any electronic documents or email systems in your possession or control), you agree immediately upon discovery to send an email to the Company Representative to inform the Company of the nature and location of the proprietary and/or confidential information that you have retained so that the Company may arrange to remove, recover, and/or collect such information. You further acknowledge and agree that the Company shall have no obligation to provide the Consideration described in paragraph 2 above, or engage you as a consultant during the Consulting Period described in paragraph 6 above, unless and until you have satisfied all your obligations pursuant to this paragraph 14.

15.           Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group. Accordingly, this Agreement may not be admissible in any forum as an admission, but only in an action to enforce it.

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16.           Entire Agreement. This Agreement and the Restrictive Covenants constitute the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement and the Restrictive Covenants supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and the Restrictive Covenants.

17.          Governing Law; Jurisdiction; Arbitration. YOU HEREBY ACKNOWLEDGE AND AGREE THAT YOU WERE ASSISTED BY COUNSEL IN THE NEGOTIATION OF THE TERMS OF THIS AGREEMENT, including designating the venue, forum, and the choice of law to be applied. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. BY EXECUTION OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE OF NEVADA AND FEDERAL COURTS LOCATED IN THE STATE OF NEVADA AND HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT. ALL DISPUTES ARISING UNDER OR CONCERNING THIS AGREEMENT, AS WELL AS ALL CLAIMS ARISING OUT OF YOUR EMPLOYMENT OR TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION ALL CLAIMS FOR PAYMENT OF WAGES, DISCRIMINATION, RETALIATION, AND ALL OTHER CLAIMS BASED ON ANY STATE, FEDERAL OR COMMON LAW WILL BE RESOLVED THROUGH BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES. IF JAMS CANNOT SERVE AS THE ARBITRATION ADMINISTRATOR, THEN THE ARBITRATION WILL BE THROUGH THE AMERICAN ARBITRATION ASSOCIATION, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES. THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION WILL BE LAS VEGAS, NEVADA. THE NON-PREVAILING PARTY WILL PAY THE REASONABLE ATTORNEYS’ FEES AND COSTS OF THE PREVAILING PARTY. THE ARBITRATOR SHALL HAVE AUTHORITY TO ISSUE EQUITABLE AND LEGAL RELIEF, INCLUDING WITHOUT LIMITATION INJUNCTIVE RELIEF AND MONETARY DAMAGES. ALL ARBITRATION PROCEEDINGS SHALL BE CONFIDENTIAL.

18.            Remedies for Breach. You acknowledge that the provisions of this Agreement are reasonable and necessary for the protection of the Company and that the Company may be irreparably damaged if these provisions are not specifically enforced. Accordingly, you agree that, in addition to any other relief or remedies available to the Company, the Company shall be entitled to obtain appropriate temporary, preliminary and permanent injunctive or other equitable relief for the purposes of restraining you from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith.

19.            Construction. The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party, including, but not limited to Section 1654 of the California Civil Code, shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed in a reasonable manner to effect the intentions of both parties hereto and not in favor or against either party.

20.            Section 409A. Payments and/or benefits under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted to achieve this result. For purposes of this Agreement, each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event is the Company responsible for any tax or penalty owed by you (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A) with respect to payments under this Agreement.

21.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and electronically delivered copies of executed counterparts shall be deemed to be originals for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

PharmaCyte Biotech, Inc.

By:	/s/ Joshua Silverman
Joshua Silverman
Interim Chief Executive Officer
Dated: 10/6/2022

/s/ Kenneth L. Waggoner
Kenneth L. Waggoner
Dated: 10/5/2022

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Exhibit A

Business Expenses

1.      None

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